Exhibit 99.1

News Release

CONTACTS:	Jeff Richardson (Investors)	FOR IMMEDIATE RELEASE
	(513) 534-0983	October 21, 2008
Jim Eglseder (Investors)
(513) 534-8424
Debra DeCourcy, APR (Media)
(513) 534-4153

FIFTH THIRD BANCORP REPORTS THIRD QUARTER 2008 RESULTS

Strong core operating results offset by higher credit costs, market valuation adjustments

•	Net loss of $56 million ($0.14 per diluted common share) driven primarily by higher credit costs, market valuation adjustments

•	FNM/FRE impairment of $0.06 per share, Visa/Discover settlement charge of $0.05 per share, BOLI charge of $0.04 per share. Results also included net $0.05 benefit from litigation settlement.

•

Pre-tax, pre-provision earnings of $813 million, up 40 percent from the third quarter of 2007; up 12 percent excluding third quarter 2008 loan discount accretion, litigation-related items, and asset sale/market valuation gains and losses

•	Reported net interest income up 41 percent versus the third quarter of 2007; up 12 percent excluding First Charter loan discount accretion

•	Average loans up 11 percent and average core deposits up 3 percent

•	Noninterest income increased 5 percent from the third quarter of 2007, or 14 percent excluding items mentioned above

•	Payments processing revenue growth of 11 percent

•	Deposit service revenue up 13 percent

•	Corporate banking revenue growth of 15 percent

•	Mortgage banking revenue up 74 percent

•	Tier 1 capital ratio of 8.53 percent (target range 8-9 percent)

•	Total capital ratio of 12.25 percent (target range 11.5-12.5 percent)

•	Tangible equity ratio of 6.19 percent (target range 6-7 percent)

•	Allowance to loan ratio increased to 2.41 percent

Earnings Highlights

	For the Three Months Ended					% Change
	September 2008	June 2008	March 2008	December 2007	September 2007	Seq	Yr/Yr
Net income (loss) (in millions)	($56)	($202)	$286	$16	$325	(72%)	NM
Net income (loss) available to common shareholders	($81)	($202)	$286	$16	$325	(60%)	NM
Common Share Data
Earnings per share, basic	(0.14)	(0.37)	0.54	0.03	0.61	(62%)	NM
Earnings per share, diluted	(0.14)	(0.37)	0.54	0.03	0.61	(62%)	NM
Cash dividends per common share	0.15	0.15	0.44	0.44	0.42	—	(64%)
Financial Ratios
Return on average assets	(.28%)	(.73%)	1.03%	0.06%	1.26%	(62%)	NM
Return on average equity	(3.0)	(8.4)	12.3	0.7	13.8	(64%)	NM
Tier I capital	8.53	8.51	7.72	7.72	8.46	—	1%
Net interest margin (a)	4.24	3.04	3.41	3.29	3.34	39%	27%
Efficiency (a)	54.2	58.6	42.3	72.6	59.2	(8%)	(8%)
Common shares outstanding (in thousands)	577,487	577,530	532,106	532,672	532,627	—	8%
Average common shares outstanding (in thousands):
Basic	571,705	540,030	528,498	529,120	530,123	6%	8%
Diluted	571,705	540,030	530,372	530,939	532,471	6%	7%

(a)	Presented on a fully taxable equivalent basis

NM: not meaningful

Fifth Third Bancorp (Nasdaq: FITB) today reported a third quarter 2008 net loss of $56 million. This represented a net loss to common shareholders of $81 million, or $0.14 per diluted share, compared with a net loss of $202 million, or $0.37 per diluted share, in the second quarter of 2008 and net income of $325 million, or $0.61 per diluted share, in the third quarter of 2007. The third quarter 2008 net loss to common shareholders includes $25 million in preferred stock dividends. Reported results included: a $51 million pre-tax, or $0.06 per share after-tax, charge due to the impairment of preferred stock held in Fannie Mae and Freddie Mac; an estimated non-cash charge of $45 million pre-tax, or $0.05 per share after-tax, related to Visa’s settlement with Discover; and an estimated non-cash charge of $27 million pre-tax, or $0.04 per share after-tax, to lower the current cash surrender value of one of our Bank-Owned Life Insurance (“BOLI”) policies. Results also included a net benefit of $40 million pre-tax, or $0.05 per share after-tax, related to the satisfactory resolution of a court case stemming from goodwill created in a prior acquisition.

“The banking industry has experienced unprecedented developments in recent weeks,” said Kevin T. Kabat, Chairman, President and CEO of Fifth Third Bancorp. “These events have a variety of causes. The headline issues – subprime lending, option ARMs, credit default swaps, CDOs – involve products that Fifth Third has not engaged in. Nor do we have significant exposures to troubled financial counterparties who have been in the news. As our results indicate, we are not immune to disruptions in the capital markets and weakening economic conditions. Higher credit costs once again drove bottom line results that no one here is satisfied with. Non-performing assets and net charge-offs continued to increase and remain disproportionately attributable to commercial and residential real estate loans, particularly in Florida and Eastern Michigan.

Despite the difficult economic backdrop, the core earnings power of the Bank remains positive. Our businesses continue to produce revenue growth and our disciplined approach to expense control allows us to efficiently operate our businesses.

We announced a capital plan in June that anticipated significant uncertainty in the economic outlook and was devised to provide us with the ability to withstand additional negative developments. This plan involved, first, an increase in our targeted capital ratios, including a Tier 1 capital ratio target of 8-9 percent, a range we expect continually to meet or exceed and which is significantly in excess of regulatory “well-capitalized” levels. Second, the issuance of $1.1 billion in Tier 1 securities, which placed Fifth Third solidly within its target capital ranges. Third, the reduction of our common dividend, which preserves over $1.2 billion in equity through the end of 2009 relative to our prior dividend level.

The remaining element of our capital plan involved adding $1 billion or more to capital through the sale of non-core assets to provide for the possibility of a difficult 2009, a view that continues to seem likely to us. During the past quarter, we have made significant progress in evaluating attractive structures, gauging significant interest on the part of potential investors, and negotiating potential transactions.

Last week, however, the U.S. Treasury outlined a plan that would involve the purchase of Tier 1 securities from eligible financial institutions. We support this plan, which we believe represents an effective method to achieve the goals of increasing credit availability while at the same time providing a firmer capital foundation for U.S. banks. Nine institutions have participated initially and we expect many additional competitors to also avail themselves of this program.

We are in the process of evaluating this opportunity and considering an application. The terms of this capital, and our desire to ensure that we maintain strong capital levels, not only in absolute terms but also relative to competitors, will be factors in our decision. We would also expect to reevaluate our plans and activities with respect to pursuing a current sale of non-core assets as part of our capital plan. We believe that either alternative would provide capital well in excess of our capital targets.

Regardless of our course of action, we will continue to evaluate our businesses from a strategic planning perspective and will make decisions in the context of what’s best for our investors and customers. We retain significant flexibility as we evaluate our businesses and opportunities that may present themselves in a significantly changing financial services landscape.”

Income Statement Highlights

	For the Three Months Ended					% Change
	September 2008	June 2008	March 2008	December 2007	September 2007	Seq	Yr/Yr
Condensed Statements of Income ($ in millions)
Net interest income (taxable equivalent)	$1,068	$744	$826	$785	$760	44%	41%
Provision for loan and lease losses	941	719	544	284	139	31%	578%
Total noninterest income	717	722	864	509	681	(1%)	5%
Total noninterest expense	967	858	715	940	853	13%	13%

Income before income taxes (taxable equivalent)	(123)	(111)	431	70	449	11%	NM

Taxable equivalent adjustment	5	6	6	6	6	(17%)	(17%)
Applicable income taxes	(72)	85	139	48	118	NM	NM

Net income (loss)	(56)	(202)	286	16	325	(72%)	NM
Dividends on preferred stock	25	—	—	—	—	NM	NM

Net income (loss) available to common shareholders	(81)	(202)	286	16	325	(60%)	NM

Earnings per share, diluted	($0.14)	($0.37)	$0.54	$0.03	$0.61	(62%)	NM

NM: not meaningful

Net Interest Income

	For the Three Months Ended					% Change
	September 2008	June 2008	March 2008	December 2007	September 2007	Seq	Yr/Yr
Interest Income ($ in millions)
Total interest income (taxable equivalent)	$1,553	$1,213	$1,453	$1,556	$1,535	28%	1%
Total interest expense	485	469	627	771	775	3%	(37%)

Net interest income (taxable equivalent)	$1,068	$744	$826	$785	$760	44%	41%

Average Yield
Yield on interest-earning assets	6.16%	4.95%	5.99%	6.52%	6.73%	24%	(8%)
Yield on interest-bearing liabilities	2.25%	2.23%	2.99%	3.78%	4.04%	1%	(44%)

Net interest rate spread (taxable equivalent)	3.91%	2.72%	3.00%	2.74%	2.69%	44%	45%

Net interest margin (taxable equivalent)	4.24%	3.04%	3.41%	3.29%	3.34%	39%	27%

Average Balances ($ in millions)
Loans and leases, including held for sale	$85,772	$85,212	$84,912	$82,172	$78,243	1%	10%
Total securities and other short-term investments	14,515	13,363	12,597	12,506	12,169	9%	19%
Total interest-bearing liabilities	85,990	84,417	84,353	80,977	76,070	2%	13%
Shareholders’ equity	10,843	9,629	9,379	9,446	9,324	13%	16%

Net interest income of $1.1 billion on a taxable equivalent basis was up $324 million from the second quarter of 2008. Third quarter net interest income included the benefit of $215 million from fair value purchase accounting adjustments for loan discount accretion related to the second quarter 2008 acquisition of First Charter Corporation (“First Charter”). The impact of loan discount accretion in the second quarter 2008 was $31 million. As previously disclosed, cash flow recalculations on certain leveraged lease transactions reduced second quarter 2008 net interest income by approximately $130 million. Excluding the leveraged lease charge in the second quarter and the effects of the loan discount accretion in both quarters, net interest income increased $11 million from the second quarter 2008. Net interest income benefited from a lower effective federal funds rate, an increase in LIBOR rates and higher securities balances, which more than offset higher costs associated with a shift toward higher cost deposits and unusually wide spreads on wholesale funding sources, an increase in loan interest reversals, and higher nonaccrual balances.

Reported net interest margin was 4.24 percent, up 120 bps from 3.04 percent in the second quarter of 2008. The increase was primarily due to the impact of purchase accounting adjustments, which contributed 85 bps to the third quarter margin versus 13 bps to the second quarter margin, and the negative impact of 53 bps to the second quarter margin of the leveraged lease charge. Excluding the impact of these items, net interest margin was 3.39 percent and declined 5 bps from the previous quarter. The decline was driven by a shift to higher cost deposits and a transition to longer term institutional and commercial CDs, as the Bank continues to manage its exposure to overnight funding sources.

Compared with the third quarter of 2007, net interest income was up $308 million and net interest margin increased 90 bps from 3.34 percent primarily due to the impact of loan discount accretion from the First Charter acquisition. Excluding this item, net interest income increased by $94 million, or 12 percent, from the same period in 2007, and net interest margin expanded 5 bps. The increase in net interest income reflected average earning asset growth of 11 percent.

Average Loans

	For the Three Months Ended					% Change
	September 2008	June 2008	March 2008	December 2007	September 2007	Seq	Yr/Yr
Average Portfolio Loans and Leases ($ in millions)
Commercial:
Commercial loans	$28,284	$28,299	$25,367	$23,650	$22,183	—	28%
Commercial mortgage	13,257	12,590	12,016	11,497	11,041	5%	20%
Commercial construction	6,110	5,700	5,577	5,544	5,499	7%	11%
Commercial leases	3,641	3,747	3,723	3,692	3,698	(3%)	(2%)

Subtotal - commercial loans and leases	51,292	50,336	46,683	44,383	42,421	2%	21%

Consumer:
Residential mortgage loans	9,681	9,922	10,395	9,943	8,765	(2%)	10%
Home equity	12,534	12,012	11,846	11,843	11,752	4%	7%
Automobile loans	8,303	8,439	9,278	9,445	10,853	(2%)	(23%)
Credit card	1,720	1,703	1,660	1,461	1,366	1%	26%
Other consumer loans and leases	1,165	1,125	1,083	1,099	1,138	4%	2%

Subtotal - consumer loans and leases	33,403	33,201	34,262	33,791	33,874	1%	(1%)

Total average loans and leases (excluding held for sale)	$84,695	$83,537	$80,945	$78,174	$76,295	1%	11%
Average loans held for sale	1,077	1,676	3,967	3,998	1,950	(36%)	(45%)

Average portfolio loan and lease balances grew 1 percent sequentially and 11 percent from the third quarter of 2007. Excluding acquisitions, portfolio loan and lease balances declined 1 percent sequentially and increased 6 percent from the previous year. Average commercial loans and leases grew 2 percent sequentially and 21 percent compared with the previous year. Sequential growth was driven almost entirely by the full quarter impact on average balances from the First Charter acquisition, which contributed $688 million to average commercial mortgage balances and $548 million to average commercial construction balances in the third quarter. Excluding all acquisitions, commercial loan growth was flat sequentially and increased 17 percent from the previous year. Year-over-year growth excluding acquisitions was primarily driven by commercial and industrial (C&I) lending, up 26 percent versus a year ago, primarily the result of strong production during the first and second quarters of 2008. Period end loans included $1.4 billion of commercial loans primarily due to the use of contingent liquidity facilities related to certain off-balance sheet programs.

Consumer loan and lease balances increased 1 percent sequentially and declined 1 percent from the third quarter of 2007. Excluding the impact of acquisitions, average consumer loans decreased 2 percent sequentially and 8 percent year-over-year. Sequentially, growth in high FICO, low loan-to-value (LTV) home equity loans and credit card loans was more than offset by declines in auto and residential mortgage loans. On a year-over-year basis, growth in home equity, credit card and residential mortgage loans was offset by a reduction in auto loan balances due to the securitization of $2.7 billion in the first quarter of 2008. All of the year-over-year growth in residential mortgage loan balances was due to the fourth quarter 2007 acquisition of R-G Crown and the second quarter 2008 acquisition of First Charter.

Average Deposits

	For the Three Months Ended					% Change
	September 2008	June 2008	March 2008	December 2007	September 2007	Seq	Yr/Yr
Average Deposits ($ in millions)
Demand deposits	$14,225	$14,023	$13,208	$13,345	$13,143	1%	8%
Interest checking	13,843	14,396	14,836	14,394	14,334	(4%)	(3%)
Savings	16,154	16,583	16,075	15,616	15,390	(3%)	5%
Money market	6,051	6,592	6,896	6,363	6,247	(8%)	(3%)
Foreign office (a)	2,126	2,169	2,443	2,249	1,808	(2%)	18%

Subtotal - Transaction deposits	52,399	53,763	53,458	51,967	50,922	(3%)	3%

Other time	10,780	9,517	10,884	11,011	10,290	13%	5%

Subtotal - Core deposits	63,179	63,280	64,342	62,978	61,212	—	3%

Certificates - $100,000 and over	11,623	8,143	5,835	6,613	6,062	43%	92%
Other foreign office	395	2,948	3,861	2,464	1,981	(87%)	(80%)

Total deposits	$75,197	$74,371	$74,038	$72,055	$69,255	1%	9%

(a) Includes commercial customer Eurodollar sweep balances for which the Bancorp pays rates comparable to other commercial deposit accounts.

Average core deposits were flat sequentially and up 3 percent from the third quarter of 2007. Excluding acquisitions, average core deposits declined 2 percent both from the previous quarter and the previous year. Average transaction deposits (excluding consumer time deposits) were down 3 percent from the second quarter and grew 3 percent from a year ago. Sequential growth in average demand deposit accounts (DDA) and consumer CD balances was offset by lower interest checking, savings and money market deposits, and foreign office commercial sweep deposits. On a year-over-year basis, growth in DDA, savings, consumer CD and foreign office commercial sweep deposits more than offset lower interest checking and money market balances.

Retail average core deposits increased 1 percent sequentially and were up 3 percent from the third quarter of 2007. Sequential growth in DDA and consumer CD balances was partially offset by lower interest checking, savings, and money market balances. The sequential decline in interest-bearing transaction accounts reflects lower average account balances as economic conditions have weakened. Commercial core deposits decreased 1 percent sequentially and increased 5 percent year-over-year. Sequential growth in DDA and interest checking account balances was more than offset by lower savings and money market account balances.

The $3.5 billion sequential increase in CDs $100,000 and over reflects actions we have undertaken beginning in the second quarter of 2008 to extend the average duration of wholesale borrowings to reduce exposure to high levels of market volatility in overnight markets.

Noninterest Income

	For the Three Months Ended					% Change
	September 2008	June 2008	March 2008	December 2007	September 2007	Seq	Yr/Yr

Noninterest Income ($ in millions)
Electronic payment processing revenue	$235	$235	$213	$223	$212	—	11%
Service charges on deposits	172	159	147	160	151	8%	13%
Investment advisory revenue	90	92	93	94	95	(2%)	(5%)
Corporate banking revenue	104	111	107	106	91	(6%)	15%
Mortgage banking net revenue	45	86	97	26	26	(47%)	74%
Other noninterest income	112	49	177	(113)	93	129%	21%
Securities gains (losses), net	(63)	(10)	27	7	13	530%	NM
Securities gains, net - non-qualifying hedgeson mortgage servicing rights	22	—	3	6	—	NM	NM

Total noninterest income	$717	$722	$864	$509	$681	(1%)	5%

Noninterest income of $717 million decreased $5 million sequentially and increased $36 million from a year ago. Third quarter results included a $76 million gain related to a satisfactory resolution of a court case related to goodwill stemming from a previous acquisition. (Legal expenses of $36 million associated with this case are recorded in noninterest expense.) Results also included a $51 million other-than-temporary impairment charge on Fannie Mae and Freddie Mac preferred stock and a non-cash estimated charge of $27 million to lower the current cash surrender value of one of our BOLI policies. Excluding these items, noninterest income declined $3 million from a strong second quarter, driven primarily by lower mortgage banking revenue partially offset by higher deposit service charges and a $22 million gain on non-qualifying hedges on mortgage servicing rights. Third quarter 2007 results included a gain of $15 million on the sale of FDIC deposit insurance credits and a $16 million gain on the sale of certain non-strategic credit card accounts. Excluding these items in the third quarter of 2007, investment securities gains, and the gain from the litigation settlement and the BOLI charge in the third quarter of 2008, noninterest income increased by $92 million, or 14 percent from the previous year. Year-over-year growth in noninterest income was driven by growth in payments processing revenue, deposit fees, corporate banking revenue and mortgage banking revenue.

Electronic payment processing (EPP) revenue of $235 million was unchanged sequentially and increased 11 percent from a year ago. Merchant processing revenue was up 9 percent from the previous year, reflecting continued solid account acquisition offset by lower volumes due to a reduction in retailer same-store sales. Card issuer interchange revenue increased 19 percent from the previous year, driven by an increased number of debit and credit card transactions and an increase in the average dollar amount per debit card transaction. Financial institutions revenue grew 6 percent from the third quarter of 2007 driven by higher transaction volumes.

Service charges on deposits of $172 million increased 8 percent sequentially and 13 percent compared with the same quarter last year. Retail service charges increased 11 percent from the second quarter and 8 percent from the third quarter of 2007, due to lower average balances and increased deposit fees. Commercial service charges increased 3 percent sequentially and 21 percent compared with last year. This growth primarily reflects the effect of lower market interest rates, as reduced earnings credit rates paid to customers have resulted in higher realized net services fees used to pay for treasury management services.

Corporate banking revenue of $104 million decreased 6 percent sequentially from strong second quarter results and was up 15 percent from the previous year. Solid sequential growth in foreign exchange fees and institutional sales, each up 5 percent, was more than offset by declines in interest rate derivative revenue, down 38 percent, and business lending fees, down 15 percent. Corporate banking revenue growth on a year-over-year basis was primarily driven by strong growth in foreign exchange revenue, up 77 percent, institutional sales revenue, up 21 percent, and business lending fees, up 11 percent. Results continue to be driven by market volatility and increased product penetration into our middle market customer base.

Investment advisory revenue of $90 million was down 2 percent sequentially and 5 percent from the third quarter of 2007. Institutional trust revenue decreased 1 percent from the same period the previous year largely driven by lower market values. Mutual fund fees were down 6 percent year-over-year, as market volatility drove declines from the previous year. Brokerage fee revenue was down 16 percent from the third quarter of 2007 reflecting the continued shift in assets from equity products to money market funds due to extreme market volatility, as well as a decline in transaction-based revenues.

Mortgage banking net revenue totaled $45 million in the third quarter of 2008, a $41 million decline from strong second quarter results and a $19 million increase from the third quarter of 2007. Third quarter originations were $2.0 billion, down from $3.3 billion the previous quarter, due to lower application volumes as a result of market disruptions and interest rates that were generally higher during the quarter. Third quarter originations resulted in fees and gains on the sale of mortgages of $43 million compared with gains of $79 million during the previous quarter and $9 million during the same period in 2007. Revenue for the third quarter included $8 million related to gains on the sale of portfolio loans compared with $9 million in the previous quarter and $2 million in the third quarter of 2007. The first quarter of 2008 adoption of FAS 159 for mortgage banking contributed $11 million of the year-over-year increase in mortgage banking revenue, with corresponding origination costs recorded in noninterest expense. Net servicing revenue, before mortgage servicing rights (MSR) valuation adjustments, totaled $17 million in the third quarter, compared with $11 million last quarter and $14 million a year ago. MSR valuation adjustments, including mark-to-market related adjustments on free-standing derivatives, represented a net loss of $15 million in the third quarter of 2008, compared with a net loss of $4 million last quarter and a net gain of $3 million a year ago. The mortgage-servicing asset, net of the valuation reserve, was $683 million at quarter end on a servicing portfolio of $39.8 billion.

Net securities gains of $22 million were recorded in the third quarter on non-qualifying hedges on mortgage servicing rights which offset MSR valuation adjustments, compared with no gains in the previous quarter or in the same period the previous year.

Net losses on investment securities were $63 million in the third quarter of 2008 compared with a net loss of $10 million last quarter. We recorded an other-than-temporary-impairment charge on the Fannie Mae and Freddie Mac preferred stock ownership, which accounted for $51 million of these losses compared with $13 million in charges last quarter. These assets are now carried at $4 million on a combined basis on an original par value of $69 million.

Other noninterest income totaled $112 million in the third quarter of 2008 compared with $49 million last quarter and $93 million in the third quarter of 2007. Third quarter 2008 results included the $76 million gain related to the litigation settlement stemming from a prior acquisition and the $27 million charge that lowered the current cash surrender value of one of our BOLI policies. Excluding these items, other noninterest income increased by $14 million from the previous quarter driven by lower write-downs on other real estate owned (OREO) properties. Excluding the gain from the court case and the BOLI charge in the third quarter of 2008 and the gain on the sale of FDIC deposit insurance credits and certain non-strategic credit card accounts in the third quarter of 2007, other non-interest income was relatively unchanged from the previous year.

Noninterest Expense

	For the Three Months Ended					% Change
	September 2008	June 2008	March 2008	December 2007	September 2007	Seq	Yr/Yr
Noninterest Expense ($ in millions)
Salaries, wages and incentives	$321	$331	$347	$328	$310	(3%)	4%
Employee benefits	72	60	85	56	67	19%	8%
Payment processing expense	70	67	66	68	65	4%	8%
Net occupancy expense	77	73	72	70	66	5%	16%
Technology and communications	47	49	47	47	41	(4%)	14%
Equipment expense	34	31	31	32	30	10%	12%
Other noninterest expense	346	247	67	339	274	40%	26%

Total noninterest expense	$967	$858	$715	$940	$853	13%	13%

Noninterest expense of $967 million increased $109 million sequentially and $114 million from a year ago. Third quarter results included an estimated $45 million charge due to Visa’s pending settlement with Discover, $36 million related to legal expenses associated with the litigation settlement from a prior acquisition, and $7 million in additional pension settlement expense, the same amount that was recorded in the third quarter of the previous year. Second quarter 2008 results included $13 million in expenses related to the acquisition of First Charter and branches from First Horizon and $12 million in sequentially additional operating expenses from acquisitions. Third quarter 2007 results included a $78 million charge due to Visa’s settlement with American Express. On a year-over-year comparison basis, acquisitions have added approximately $31 million of additional operating expense compared with the prior year and the impact of the adoption of FAS 159 on the classification of mortgage origination costs has added approximately $11 million. Excluding these items, noninterest expense increased $15 million, or 2 percent, from the second quarter of 2008 and increased $69 million, or 9 percent, from the third quarter of 2007. Expense growth on a sequential basis was primarily attributable to volume-related processing and technology investment expense. The increase in noninterest expense compared with the third quarter of 2007 was driven by increased loan and lease processing costs as a result of increased collections activities, increased provision for unfunded commitments, and higher volume-related payments processing expense.

Credit Quality

	For the Three Months Ended
	September 2008	June 2008	March 2008	December 2007	September 2007
Total net losses charged off ($ in millions)
Commercial loans	($85)	($107)	($36)	($48)	($23)
Commercial mortgage loans	(94)	(21)	(33)	(15)	(8)
Commercial construction loans	(88)	(49)	(72)	(12)	(5)
Commercial leases	—	—	—	—	—
Residential mortgage loans	(77)	(63)	(34)	(18)	(9)
Home equity	(55)	(54)	(41)	(32)	(27)
Automobile loans	(32)	(26)	(35)	(30)	(25)
Credit card	(24)	(21)	(20)	(15)	(13)
Other consumer loans and leases	(8)	(3)	(5)	(4)	(5)

Total net losses charged off	(463)	(344)	(276)	(174)	(115)
Total losses	(481)	(365)	(293)	(193)	(127)
Total recoveries	18	21	17	19	12

Total net losses charged off	($463)	($344)	($276)	($174)	($115)
Ratios
Net losses charged off as a percent of average loans and leases (excluding held for sale)	2.17%	1.66%	1.37%	0.89%	0.60%
Commercial	2.07%	1.41%	1.21%	0.66%	0.33%
Consumer	2.33%	2.04%	1.58%	1.18%	0.93%

Net charge-offs as a percentage of average loans and leases were 217 bps in the third quarter, compared with 166 bps in the second quarter of 2008 and 60 bps in the third quarter of 2007. Loss experience continues to be primarily associated with consumer residential real estate loans and commercial residential builder and developer loans, and to be disproportionately concentrated in Michigan and Florida. These states represented approximately 65 percent of total third quarter net charge-offs. Of total net charge-offs, 35 percent related to residential builders and developers and 29 percent related to residential real estate. Excluding losses on loans to homebuilders and developers of $163 million in the third quarter and $34 million the previous quarter, net charge-offs decreased by $10 million.

Commercial net charge-offs of $267 million, or 207 bps, increased $90 million compared with the second quarter of 2008. Losses related to residential builders and developers were $163 million and increased $129 million from the second quarter and represented 61 percent of commercial net charge-offs. Of total residential real estate builder and developer net charge-offs, $9 million were C&I losses, $75 million were commercial construction losses, and $79 million were commercial mortgage losses. Commercial construction net charge-offs increased to $88 million from $49 in the second quarter. Michigan and Florida accounted for approximately 86 percent of these losses in the third quarter and more than all of the sequential increase. Commercial mortgage net charge-offs increased to $94 million, up $73 million from the second quarter of 2008. Michigan and Florida accounted for approximately 87 percent of these losses and approximately 95 percent of the sequential growth. Net charge-offs in the C&I portfolio were $85 million, down $22 million from the second quarter of 2008. Excluding the previously disclosed $25 million loss related to fraud in the second quarter of 2008, C&I losses were relatively flat.

Consumer net charge-offs of $196 million, or 233 bps, grew $29 million from the second quarter of 2008, driven primarily by losses in the residential real estate portfolio. Net charge-offs in Michigan and Florida represented 52 percent of consumer losses in the third quarter, up from 48 percent in the second quarter of 2008. Home equity net charge-offs of $55 million increased $1 million and continued to be driven by brokered home equity loans reflecting borrower stress and lower home price valuations. Originations of these brokered loans were discontinued last year. Net losses on brokered home equity loans were $30 million or 54 percent of third quarter home equity losses. Brokered home equity loans represented $2.4 billion, or 19 percent, of the total home equity portfolio of $12.6 billion. Michigan and Florida represented 40 percent of third quarter home equity losses. Net charge-offs within the residential mortgage portfolio were $77 million, an increase of $14 million from the previous quarter, primarily a result of declining property values on loans in foreclosure, with losses in Michigan and Florida representing 85 percent of losses in the third quarter. Net charge-offs in the auto portfolio increased by $6 million from the second quarter to $32 million, driven by seasonality and lower values received on larger vehicles at auction. Net charge-offs on consumer credit card loans were $24 million, up $3 million from the second quarter, as the portfolio continues to mature.

	For the Three Months Ended
	September 2008	June 2008	March 2008	December 2007	September 2007
Allowance for Credit Losses ($ in millions)
Allowance for loan and lease losses, beginning	$1,580	$1,205	$937	$827	$803
Total net losses charged off	(463)	(344)	(276)	(174)	(115)
Provision for loan and lease losses	941	719	544	284	139

Allowance for loan and lease losses, ending	2,058	1,580	1,205	937	827
Reserve for unfunded commitments, beginning	115	103	95	79	77
Provision for unfunded commitments	17	10	8	13	2
Acquisitions	—	2	—	3	—

Reserve for unfunded commitments, ending	132	115	103	95	79
Components of allowance for credit losses:
Allowance for loan and lease losses	2,058	1,580	1,205	937	827
Reserve for unfunded commitments	132	115	103	95	79

Total allowance for credit losses	$2,190	$1,695	$1,308	$1,032	$906
Ratio
Allowance for loan and lease losses as a percent of loans and leases	2.41%	1.85%	1.49%	1.17%	1.08%

Provision for loan and lease losses totaled $941 million in the third quarter of 2008, exceeding net charge-offs by $478 million. The increase in the provision for loan and lease losses as well as the corresponding increase in the allowance for loan and lease losses was largely driven by higher estimates of inherent losses resulting from deterioration in residential real estate collateral values, particularly in the residential homebuilder and developer and consumer residential real estate portfolios, and negative trends in nonperforming and other criticized assets.

The allowance for loan and lease losses represented 2.41 percent of total loans and leases outstanding as of quarter end, compared with 1.85 percent last quarter, and represented 79 percent of nonperforming loans, the same percentage as the previous quarter.

	As of
	September 2008	June 2008	March 2008	December 2007	September 2007
Nonperforming Assets and Delinquency ($ in millions)
Commercial loans	$550	$407	$300	$175	$175
Commercial mortgage	724	524	312	243	146
Commercial construction	636	537	408	249	105
Commercial leases	23	18	11	5	5
Residential mortgage (a)	474	329	211	121	74
Home equity (b)	169	151	128	91	61
Automobile	10	7	5	3	3
Credit card (c)	20	15	13	5	—
Other consumer loans and leases	—	—	—	1	—

Total nonaccrual loans and leases	$2,606	$1,988	$1,388	$893	$569
Repossessed personal property	24	22	22	21	19
Other real estate owned (d)	198	190	182	150	118
Total nonperforming assets	$2,828	$2,200	$1,592	$1,064	$706

Total loans and leases 90 days past due	$671	$608	$539	$491	$360
Nonperforming assets as a percent of total loans, leases and other assets, including other real estate owned	3.30%	2.57%	1.96%	1.32%	0.92%

a)	Nonaccrual loans include debt restructuring balances of $258 million as of 09/30/08, $156 million as of 06/30/08, $73 million as of 03/31/08, $29 million as of 12/31/07, and $6 million as of 09/30/07.

b)	Nonaccrual loans include debt restructuring balances of $168 million as of 09/30/08, $139 million as of 06/30/08, $86 million as of 03/31/08, $46 million as of 12/31/07, and $16 million as of 09/30/07.

c)	All nonaccrual credit card balances are the result of debt restructurings.

d)	Excludes government insured advances.

Nonperforming assets (NPAs) at quarter end were $2.8 billion, or 3.30 percent of total loans and leases and OREO, up from 2.57 percent last quarter and 0.92 percent in the third quarter a year ago. Sequential growth in NPAs was $628 million, or 29 percent, down from 38 percent growth in the second quarter. Third quarter growth was driven by increases related to residential real estate builders and developers in the commercial portfolio and restructurings of mortgage and home equity loans in the consumer portfolio.

Commercial NPAs of $2.0 billion, or 3.79 percent, grew $464 million, or 30 percent, from the second quarter of 2008. Commercial NPA growth was primarily driven by continued deterioration in the commercial construction and commercial mortgage portfolios, particularly in the residential builder and developer portfolio and particularly in Michigan and Florida. Residential real estate builder and developer NPAs were $702 million in the third quarter, up $154 million from the previous quarter. Of the total residential real estate builder and developer NPAs, $42 million were C&I NPAs, $343 million were commercial construction NPAs, and $316 million were commercial mortgage NPAs. These also represented 12 percent, 52 percent, and 39 percent of the quarterly increases in C&I, commercial construction, and commercial mortgage NPAs, respectively. NPAs in the C&I portfolio of $557 million increased $143 million, or 35 percent, from the previous quarter. Commercial construction NPAs were $659 million, an increase of $107 million, or 19 percent, from the second quarter of 2008. Commercial mortgage NPAs were $749 million, a sequential increase of $209 million, or 39 percent. Commercial real estate loans in Michigan and Florida represented 42 percent of our total commercial real estate portfolio while increases in NPAs in these states represented 66 percent of commercial real estate NPA growth and accounted for 68 percent of total commercial real estate NPAs.

Consumer NPAs of $841 million, or 2.54 percent, increased $164 million, or 24 percent, in the third quarter of 2008. Of the growth, $154 million was experienced in residential real estate portfolios. Included within consumer NPAs, primarily in residential real estate loans, were $427 million in debt restructurings, including a net $104 million that were restructured in the third quarter of 2008. These debt restructurings assist qualifying borrowers in creating workable payment plans to enable them to remain in their homes. Residential mortgage

NPAs increased $143 million to $593 million and home equity NPAs increased $11 million to $194 million. OREO represented $118 million of total residential mortgage NPAs and $25 million in total home equity NPAs. Residential real estate loans in Michigan and Florida represented 52 percent of the growth in residential real estate NPAs, 58 percent of total residential real estate NPAs, and 35 percent of total residential real estate loans.

Loans still accruing over 90 days past due were $671 million, up $63 million or 10 percent, from the second quarter of 2008. Consumer 90 days past due balances decreased 9 percent from the previous quarter and commercial 90 days past due balances increased 37 percent.

Capital Position

	For the Three Months Ended
	September 2008 (a)	June 2008	March 2008	December 2007	September 2007
Capital Position
Average shareholders’ equity to average assets	9.45%	8.59%	8.43%	8.77%	9.13%
Tangible equity	6.19%	6.37%	6.19%	6.14%	7.00%
Tangible common equity	5.23%	5.40%	6.19%	6.14%	6.99%
Regulatory capital ratios:
Tier I capital	8.53%	8.51%	7.72%	7.72%	8.46%
Total risk-based capital	12.25%	12.15%	11.34%	10.16%	10.87%
Tier I leverage	8.77%	9.08%	8.28%	8.50%	9.23%

(a)	Current period regulatory capital data and ratios are estimated

The tangible equity ratio decreased 18 bps to 6.19 percent. The Tier 1 capital ratio increased 2 bps to 8.53 and the total capital ratio increased 10 bps to 12.25. The Tier 1 and total capital ratios were higher in the third quarter as the reported net loss to common shareholders of $81 million was more than offset by a decrease in risk weighted assets due to lower off balance sheet exposures and the increase in the reserve for loan and lease losses. Our tangible equity to tangible assets ratio target is 6 to 7 percent; the tier 1 capital ratio target is 8 to 9 percent; and our total capital ratio target is 11.5 to 12.5 percent.

Conference Call

Fifth Third will host a conference call to discuss these financial results at 8:00a.m. (Eastern Time) today. This conference call will be webcast live by Thomson Financial and may be accessed through the Fifth Third Investor Relations website at www.53.com (click on “About Fifth Third” then “Investor Relations”). The webcast also is being distributed over Thomson Financial’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Financial’s individual investor center at www.earnings.com or by visiting any of the investor sites in Thomson Financial’s Individual Investor Network. Institutional investors can access the call via Thomson Financial’s password-protected event management site, StreetEvents (www.streetevents.com).

Those unable to listen to the live webcast may access a webcast replay or podcast through the Fifth Third Investor Relations website at the same web address. Additionally, a telephone replay of the conference call will be available beginning approximately two hours after the conference call until Tuesday, November 4th by dialing 800-642-1687 for domestic access and 706-645-9291 for international access (passcode 63867680#).

Corporate Profile

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of September 30, 2008, the Company has $116 billion in assets, operates 18 affiliates with 1,298 full-service Banking Centers, including 93 Bank Mart® locations open seven days a week inside select grocery stores and 2,329 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates five main businesses: Commercial Banking, Branch Banking, Consumer Lending, Investment Advisors and Fifth Third Processing Solutions. Fifth Third is among the largest money managers in the Midwest and, as of September 30, 2008, has $196 billion in assets under care, of which it managed $30 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® National Global Select Market under the symbol “FITB.”

FORWARD-LOOKING STATEMENTS

This report may contain forward-looking statements about Fifth Third Bancorp within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. This report may contain certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Fifth Third Bancorp including statements preceded by, followed by or that include the words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” “remain” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically the real estate market, either national or in the states in which Fifth Third, does business, are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity; (7) changes and trends in capital markets; (8) competitive pressures among depository institutions increase significantly; (9) effects of critical accounting policies and judgments; (10) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; (11) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, or the businesses in which Fifth Third, one is engaged; (12) ability to maintain favorable ratings from rating agencies; (13) fluctuation of Fifth Third’s stock price; (14) ability to attract and retain key personnel; (15) ability to receive dividends from its subsidiaries; (16) potentially dilutive effect of future acquisitions on current shareholders' ownership of Fifth Third; (17) effects of accounting or financial results of one or more acquired entities; (18) difficulties in combining the operations of acquired entities; (19) inability to generate the gains on sale and related increase in shareholders’ equity that it anticipates from the sale of certain non-core businesses, (20) loss of income from the sale of certain non-core businesses could have an adverse effect on Fifth Third’s earnings and future growth (21) ability to secure confidential information through the use of computer systems and telecommunications networks; and (22) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Bancorp's Annual Report on Form 10-K for the year ended December 31, 2007, filed with the United States Securities and Exchange Commission (SEC). Copies of this filing are available at no cost on the SEC's Web site at www.sec.gov or on the Fifth Third’s Web site at www.53.com. Fifth Third undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this report.

#  #  #

Quarterly Financial Review for September 30, 2008

Table of Contents

Financial Highlights	16-17
Consolidated Statements of Income	18
Consolidated Statements of Income (Taxable Equivalent)	19
Consolidated Balance Sheets	20-21
Consolidated Statements of Changes in Shareholders’ Equity	22
Average Balance Sheet and Yield Analysis	23-25
Summary of Loans and Leases	26
Regulatory Capital	27
Summary of Credit Loss Experience	28
Asset Quality	29
Segment Presentation	30

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended			% Change		Year to Date		% Change
	September 2008	June 2008	September 2007	Seq	Yr/Yr	September 2008	September 2007	Yr/Yr
Income Statement Data
Net interest income (a)	$1,068	$744	$760	44%	41%	$2,638	$2,247	17%
Noninterest income	717	722	681	(1%)	5%	2,304	1,958	18%
Total revenue (a)	1,785	1,466	1,441	22%	24%	4,942	4,205	18%
Provision for loan and lease losses	941	719	139	31%	578%	2,203	344	541%
Noninterest expense	967	858	853	13%	13%	2,543	2,370	7%
Net income (loss)	(56)	(202)	325	(72%)	NM	29	1,060	(97%)
Net income (loss) available to common shareholders	(81)	(202)	325	(60%)	NM	3	1,059	(100%)
Common Share Data
Earnings per share, basic	($0.14)	($0.37)	$0.61	(62%)	NM	$0.01	$1.96	(99%)
Earnings per share, diluted	(0.14)	(0.37)	0.61	(62%)	NM	0.01	1.95	(99%)
Cash dividends per common share	$0.15	$0.15	$0.42	—	(64%)	$0.74	$1.26	(41%)
Book value per share	16.65	16.75	17.43	(1%)	(4%)	16.65	17.43	(4%)
Dividend payout ratio	(155.7%)	(42.7%)	68.7%	265%	NM	1,417.9%	64.1%	2,112%
Market price per share	11.90	10.18	33.88	17%	(65%)	11.90	33.88	(65%)
Common shares outstanding (in thousands)	577,487	577,530	532,627	—	8%	577,487	532,627	8%
Average common shares outstanding (in thousands):
Basic	571,705	540,030	530,123	6%	8%	546,835	540,551	1%
Diluted	571,705	540,030	532,471	6%	7%	585,506	543,212	8%
Market capitalization	$6,872	$5,879	$18,045	17%	(62%)	$6,872	$18,045	(62%)
Price/earnings ratio (b)	198.33	12.57	16.37	1,478%	1,112%	198.33	16.37	1,112%
Financial Ratios
Return on average assets	(0.28%)	(0.73%)	1.26%	(62%)	NM	—	1.41%	(100%)
Return on average equity	(3.0%)	(8.4%)	13.8%	(64%)	NM	—	14.7%	(100%)
Noninterest income as a percent of total revenue	40%	49%	47%	(18%)	(15%)	47%	47%	—
Average equity as a percent of average assets	9.45%	8.59%	9.13%	10%	4%	8.83%	9.56%	(8%)
Tangible equity (c)	6.19%	6.37%	7.00%	(3%)	(12%)	6.19%	7.00%	(12%)
Tangible common equity	5.23%	5.40%	6.99%	(3%)	(25%)	5.23%	6.99%	(25%)
Net interest margin (a)	4.24%	3.04%	3.34%	39%	27%	3.57%	3.38%	6%
Efficiency (a)	54.2%	58.6%	59.2%	(8%)	(8%)	51.4%	56.4%	(9%)
Effective tax rate	56.6%	(72.4%)	26.7%	NM	112%	84.0%	28.1%	199%
Credit Quality
Net losses charged off	$463	$344	$115	35%	303%	$1,082	$288	276%
Net losses charged off as a percent of average loans and leases	2.17%	1.66%	0.60%	31%	262%	1.74%	0.51%	241%
Allowance for loan and lease losses as a percent of loans and leases	2.41%	1.85%	1.08%	30%	123%	2.41%	1.08%	123%
Allowance for credit losses as a percent of loans and leases	2.56%	1.98%	1.19%	29%	115%	2.56%	1.19%	115%
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned	3.30%	2.57%	0.92%	28%	255%	3.30%	0.92%	255%
Average Balances
Loans and leases, including held for sale	$85,772	$85,212	$78,243	1%	10%	$85,302	$77,059	11%
Total securities and other short-term investments	14,515	13,363	12,169	9%	19%	13,494	11,875	14%
Total assets	114,784	112,098	102,131	2%	12%	112,732	100,707	12%
Transaction deposits (e)	52,399	53,763	50,922	(3%)	3%	53,204	50,657	5%
Core deposits (f)	63,179	63,280	61,212	—	3%	63,599	61,357	4%
Wholesale funding (g)	37,036	35,160	28,001	5%	32%	35,145	25,875	36%
Shareholders’ equity	10,843	9,629	9,324	13%	16%	9,953	9,628	3%
Regulatory Capital Ratios (d)
Tier I capital	8.53%	8.51%	8.46%	—	1%	8.53%	8.46%	1%
Total risk-based capital	12.25%	12.15%	10.87%	1%	13%	12.25%	10.87%	13%
Tier I leverage	8.77%	9.08%	9.23%	(3%)	(5%)	8.77%	9.23%	(5%)
Operations
Banking centers	1,298	1,308	1,181	(1%)	10%	1,298	1,181	10%
ATMs	2,329	2,329	2,153	—	8%	2,329	2,153	8%
Full-time equivalent employees	21,522	21,617	20,775	—	4%	21,522	20,775	4%

(a)	Presented on a fully taxable equivalent basis

(b)	Based on the most recent twelve-month diluted earnings per share and end of period stock prices

(c)	Total assets and total shareholders’ equity are reduced by goodwill, intangibles and accumulated other comprehensive income to calculate tangible equity

(d)	Current period regulatory capital ratios are estimates

(e)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers

(f)	Includes transaction deposits plus other time deposits

(g)	Includes certificates $100,000 and over, other foreign office deposits, federal funds purchased, short-term borrowings and long-term debt

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended
	September 2008	June 2008	March 2008	December 2007	September 2007
Income Statement Data
Net interest income (a)	$1,068	$744	$826	$785	$760
Noninterest income	717	722	864	509	681
Total revenue (a)	1,785	1,466	1,690	1,294	1,441
Provision for loan and lease losses	941	719	544	284	139
Noninterest expense	967	858	715	940	853
Net income (loss)	(56)	(202)	286	16	325
Net income (loss) available to common shareholders	(81)	(202)	286	16	325
Common Share Data
Earnings per share, basic	($0.14)	($0.37)	$0.54	$0.03	$0.61
Earnings per share, diluted	(0.14)	(0.37)	0.54	0.03	0.61
Cash dividends per common share	$0.15	$0.15	$0.44	$0.44	$0.42
Book value per share	16.65	16.75	17.56	17.18	17.43
Dividend payout ratio	(155.7%)	(42.7%)	81.8%	1,435.0%	68.7%
Market price per share	11.90	10.18	20.92	25.13	33.88
Common shares outstanding (in thousands)	577,487	577,530	532,106	532,672	532,627
Average common shares outstanding (in thousands):
Basic	571,705	540,030	528,498	529,120	530,123
Diluted	571,705	540,030	530,372	530,939	532,471
Market capitalization	$6,872	$5,879	$11,132	$13,386	$18,045
Price/earnings ratio (b)	198.33	12.57	11.19	12.69	16.37
Financial Ratios
Return on average assets	(0.28%)	(0.73%)	1.03%	0.06%	1.26%
Return on average equity	(3.0%)	(8.4%)	12.3%	0.7%	13.8%
Noninterest income as a percent of total revenue	40%	49%	51%	39%	47%
Average equity as a percent of average assets	9.45%	8.59%	8.43%	8.77%	9.13%
Tangible equity (c)	6.19%	6.37%	6.19%	6.14%	7.00%
Tangible common equity	5.23%	5.40%	6.19%	6.14%	6.99%
Net interest margin (a)	4.24%	3.04%	3.41%	3.29%	3.34%
Efficiency (a)	54.2%	58.6%	42.3%	72.6%	59.2%
Effective tax rate	56.6%	(72.4%)	32.6%	74.5%	26.7%
Credit Quality
Net losses charged off	$463	$344	$276	$174	$115
Net losses charged off as a percent of average loans and leases	2.17%	1.66%	1.37%	0.89%	0.60%
Allowance for loan and lease losses as a percent of loans and leases	2.41%	1.85%	1.49%	1.17%	1.08%
Allowance for credit losses as a percent of loans and leases	2.56%	1.98%	1.62%	1.29%	1.19%
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned	3.30%	2.57%	1.96%	1.32%	0.92%
Average Balances
Loans and leases, including held for sale	$85,772	$85,212	$84,912	$82,172	$78,243
Total securities and other short-term investments	14,515	13,363	12,597	12,506	12,169
Total assets	114,784	112,098	111,291	107,727	102,131
Transaction deposits (e)	52,399	53,763	53,458	51,967	50,922
Core deposits (f)	63,179	63,280	64,342	62,978	61,212
Wholesale funding (g)	37,036	35,160	33,219	31,344	28,001
Shareholders’ equity	10,843	9,629	9,379	9,446	9,324
Regulatory Capital Ratios (d)
Tier I capital	8.53%	8.51%	7.72%	7.72%	8.46%
Total risk-based capital	12.25%	12.15%	11.34%	10.16%	10.87%
Tier I leverage	8.77%	9.08%	8.28%	8.50%	9.23%
Operations
Banking centers	1,298	1,308	1,232	1,227	1,181
ATMs	2,329	2,329	2,221	2,211	2,153
Full-time equivalent employees	21,522	21,617	21,726	21,683	20,775

(a)	Presented on a fully taxable equivalent basis

(b)	Based on the most recent twelve-month diluted earnings per share and end of period stock prices

(c)	Total assets and total shareholders’ equity are reduced by goodwill, intangibles and accumulated other comprehensive income to calculate tangible equity

(d)	Current period regulatory capital ratios are estimates

(e)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers

(f)	Includes transaction deposits plus other time deposits

(g)	Includes certificates $100,000 and over, other foreign office deposits, federal funds purchased, short-term borrowings and long-term debt

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income

$ in millions

(unaudited)

	For the Three Months Ended			% Change		Year to Date		% Change
	September 2008	June 2008	September 2007	Seq	Yr/Yr	September 2008	September 2007	Yr/Yr
Interest Income
Interest and fees on loans and leases	$1,378	$1,050	$1,376	31%	—	$3,718	$4,032	(8%)
Interest on securities	165	155	147	6%	12%	472	433	9%
Interest on other short-term investments	5	2	6	110%	(20%)	12	12	1%

Total interest income	1,548	1,207	1,529	28%	1%	4,202	4,477	(6%)
Interest Expense
Interest on deposits	291	278	511	5%	(43%)	967	1,514	(36%)
Interest on short-term borrowings	64	49	93	31%	(31%)	193	224	(14%)
Interest on long-term debt	130	142	171	(8%)	(24%)	421	510	(17%)

Total interest expense	485	469	775	3%	(37%)	1,581	2,248	(30%)

Net Interest Income	1,063	738	754	44%	41%	2,621	2,229	18%
Provision for loan and lease losses	941	719	139	31%	578%	2,203	344	541%

Net interest income after provision for loan and lease losses	122	19	615	536%	(80%)	418	1,885	(78%)
Noninterest Income
Electronic payment processing revenue	235	235	212	—	11%	682	602	13%
Service charges on deposits	172	159	151	8%	13%	478	419	14%
Investment advisory revenue	90	92	95	(2%)	(5%)	275	288	(5%)
Corporate banking revenue	104	111	91	(6%)	15%	323	261	23%
Mortgage banking net revenue	45	86	26	(47%)	74%	228	107	113%
Other noninterest income	112	49	93	129%	21%	339	267	27%
Securities gains (losses), net	(63)	(10)	13	530%	NM	(45)	14	NM
Securities gains, net - non-qualifying hedges on mortgage servicing rights	22	—	—	NM	NM	24	—	NM

Total noninterest income	717	722	681	(1%)	5%	2,304	1,958	18%
Noninterest Expense
Salaries, wages and incentives	321	331	310	(3%)	4%	1,000	912	10%
Employee benefits	72	60	67	19%	8%	216	222	(2%)
Payment processing expense	70	67	65	4%	8%	203	176	16%
Net occupancy expense	77	73	66	5%	16%	222	199	12%
Technology and communications	47	49	41	(4%)	14%	142	122	17%
Equipment expense	34	31	30	10%	12%	95	90	5%
Other noninterest expense	346	247	274	40%	26%	665	649	2%

Total noninterest expense	967	858	853	13%	13%	2,543	2,370	7%
Income (loss) before income taxes	(128)	(117)	443	9%	NM	179	1,473	(88%)
Applicable income taxes	(72)	85	118	NM	NM	150	413	(64%)

Net income (loss)	(56)	(202)	325	(72%)	NM	29	1,060	(97%)
Dividends on preferred stock	25	—	—	NM	NM	26	1	2,500%

Net income (loss) available to common shareholders	($81)	($202)	$325	(60%)	NM	$3	$1,059	(100%)

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income (Taxable Equivalent)

$ in millions

(unaudited)

	For the Three Months Ended
	September 2008	June 2008	March 2008	December 2007	September 2007
Interest Income
Interest and fees on loans and leases	$1,378	$1,050	$1,290	$1,386	$1,376
Interest on securities	165	155	152	157	147
Interest on other short-term investments	5	2	5	7	6

Total interest income	1,548	1,207	1,447	1,550	1,529
Taxable equivalent adjustment	5	6	6	6	6

Total interest income (taxable equivalent)	1,553	1,213	1,453	1,556	1,535
Interest Expense
Interest on deposits	291	278	399	493	511
Interest on short-term borrowings	64	49	80	100	93
Interest on long-term debt	130	142	148	178	171

Total interest expense	485	469	627	771	775

Net interest income (taxable equivalent)	1,068	744	826	785	760
Provision for loan and lease losses	941	719	544	284	139

Net interest income (taxable equivalent) after provision for loan and lease losses	127	25	282	501	621
Noninterest Income
Electronic payment processing revenue	235	235	213	223	212
Service charges on deposits	172	159	147	160	151
Investment advisory revenue	90	92	93	94	95
Corporate banking revenue	104	111	107	106	91
Mortgage banking net revenue	45	86	97	26	26
Other noninterest income	112	49	177	(113)	93
Securities gains (losses), net	(63)	(10)	27	7	13
Securities gains, net - non-qualifying hedges on mortgage servicing rights	22	—	3	6	—

Total noninterest income	717	722	864	509	681
Noninterest Expense
Salaries, wages and incentives	321	331	347	328	310
Employee benefits	72	60	85	56	67
Payment processing expense	70	67	66	68	65
Net occupancy expense	77	73	72	70	66
Technology and communications	47	49	47	47	41
Equipment expense	34	31	31	32	30
Other noninterest expense	346	247	67	339	274

Total noninterest expense	967	858	715	940	853

Income (loss) before income taxes (taxable equivalent)	(123)	(111)	431	70	449
Taxable equivalent adjustment	5	6	6	6	6

Income (loss) before income taxes	(128)	(117)	425	64	443
Applicable income taxes	(72)	85	139	48	118

Net income (loss)	(56)	(202)	286	16	325
Dividends on preferred stock	25	—	—	—	—

Net income (loss) available to common shareholders	($81)	($202)	$286	$16	$325

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of			% Change
	September 2008	June 2008	September 2007	Seq	Yr/Yr
Assets
Cash and due from banks	$2,774	$2,853	$2,494	(3%)	11%
Available-for-sale and other securities (a)	13,177	12,718	10,777	4%	22%
Held-to-maturity securities (b)	360	361	346	—	4%
Trading securities	915	241	155	279%	489%
Other short-term investments	229	286	765	(20%)	(70%)
Loans held for sale	1,000	889	2,761	13%	(64%)
Portfolio loans and leases:
Commercial loans	29,424	28,958	22,649	2%	30%
Commercial mortgage loans	13,355	13,394	11,090	—	20%
Commercial construction loans	6,002	6,007	5,463	—	10%
Commercial leases	3,642	3,647	3,710	—	(2%)
Residential mortgage loans	9,351	9,866	9,057	(5%)	3%
Home equity	12,599	12,421	11,737	1%	7%
Automobile loans	8,306	8,362	10,006	(1%)	(17%)
Credit card	1,688	1,717	1,460	(2%)	16%
Other consumer loans and leases	1,131	1,152	1,082	(2%)	5%

Portfolio loans and leases	85,498	85,524	76,254	—	12%
Allowance for loan and lease losses	(2,058)	(1,580)	(827)	30%	149%

Portfolio loans and leases, net	83,440	83,944	75,427	(1%)	11%
Bank premises and equipment	2,470	2,444	2,127	1%	16%
Operating lease equipment	369	364	283	1%	31%
Goodwill	3,592	3,603	2,192	—	64%
Intangible assets	188	203	138	(7%)	36%
Servicing rights	687	701	626	(2%)	10%
Other assets	7,093	6,368	6,174	11%	15%

Total assets	$116,294	$114,975	$104,265	1%	12%

Liabilities
Deposits:
Demand	$14,241	$16,259	$13,174	(12%)	8%
Interest checking	13,251	14,002	14,294	(5%)	(7%)
Savings	15,955	16,602	15,599	(4%)	2%
Money market	5,352	6,806	6,163	(21%)	(13%)
Foreign office	1,999	2,174	2,014	(8%)	(1%)
Other time	11,778	9,839	10,267	20%	15%
Certificates - $100,000 and over	13,173	10,870	5,973	21%	121%
Other foreign office	1,711	864	1,898	98%	(10%)

Total deposits	77,460	77,416	69,382	—	12%
Federal funds purchased	2,521	2,447	5,130	3%	(51%)
Other short-term borrowings	8,791	5,628	3,796	56%	132%
Accrued taxes, interest and expenses	1,757	1,864	2,295	(6%)	(23%)
Other liabilities	2,122	1,820	1,871	17%	13%
Long-term debt	12,947	15,046	12,498	(14%)	4%

Total liabilities	105,598	104,221	94,972	1%	11%
Total shareholders’ equity (c)	10,696	10,754	9,293	(1%)	15%

Total liabilities and shareholders’ equity	$116,294	$114,975	$104,265	1%	12%

(a) Amortized cost	$13,249	$12,935	$11,007	2%	20%
(b) Market values	360	361	346	—	4%
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	1,300,000	—	54%
Outstanding, excluding treasury	577,487	577,530	532,627	—	8%
Treasury	5,941	5,897	50,800	1%	(88%)

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of
	September 2008	June 2008	March 2008	December 2007	September 2007
Assets
Cash and due from banks	$2,774	$2,853	$3,092	$2,660	$2,494
Available-for-sale and other securities (a)	13,177	12,718	12,421	10,677	10,777
Held-to-maturity securities (b)	360	361	353	355	346
Trading securities	915	241	184	171	155
Other short-term investments	229	286	517	620	765
Loans held for sale	1,000	889	2,573	4,329	2,761
Portfolio loans and leases:
Commercial loans	29,424	28,958	26,590	24,813	22,649
Commercial mortgage loans	13,355	13,394	12,155	11,862	11,090
Commercial construction loans	6,002	6,007	5,592	5,561	5,463
Commercial leases	3,642	3,647	3,727	3,737	3,710
Residential mortgage loans	9,351	9,866	9,873	10,540	9,057
Home equity	12,599	12,421	11,803	11,874	11,737
Automobile loans	8,306	8,362	8,394	9,201	10,006
Credit card	1,688	1,717	1,686	1,591	1,460
Other consumer loans and leases	1,131	1,152	1,066	1,074	1,082

Portfolio loans and leases	85,498	85,524	80,886	80,253	76,254
Allowance for loan and lease losses	(2,058)	(1,580)	(1,205)	(937)	(827)

Portfolio loans and leases, net	83,440	83,944	79,681	79,316	75,427
Bank premises and equipment	2,470	2,444	2,265	2,223	2,127
Operating lease equipment	369	364	317	353	283
Goodwill	3,592	3,603	2,460	2,470	2,192
Intangible assets	188	203	143	147	138
Servicing rights	687	701	596	618	626
Other assets	7,093	6,368	6,794	7,023	6,174

Total assets	$116,294	$114,975	$111,396	$110,962	$104,265

Liabilities
Deposits:
Demand	$14,241	$16,259	$14,949	$14,404	$13,174
Interest checking	13,251	14,002	14,842	15,254	14,294
Savings	15,955	16,602	16,572	15,635	15,599
Money market	5,352	6,806	7,077	6,521	6,163
Foreign office	1,999	2,174	2,354	2,572	2,014
Other time	11,778	9,839	9,883	11,440	10,267
Certificates - $100,000 and over	13,173	10,870	4,993	6,738	5,973
Other foreign office	1,711	864	731	2,881	1,898

Total deposits	77,460	77,416	71,401	75,445	69,382
Federal funds purchased	2,521	2,447	5,612	4,427	5,130
Other short-term borrowings	8,791	5,628	6,387	4,747	3,796
Accrued taxes, interest and expenses	1,757	1,864	2,377	2,427	2,295
Other liabilities	2,122	1,820	2,226	1,898	1,871
Long-term debt	12,947	15,046	14,041	12,857	12,498

Total liabilities	105,598	104,221	102,044	101,801	94,972
Total shareholders’ equity (c)	10,696	10,754	9,352	9,161	9,293

Total liabilities and shareholders’ equity	$116,294	$114,975	$111,396	$110,962	$104,265

(a) Amortized cost	$13,249	$12,935	$12,417	$10,821	$11,007
(b) Market values	360	361	353	355	346
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	1,300,000	1,300,000	1,300,000
Outstanding, excluding treasury	577,487	577,530	532,106	532,672	532,627
Treasury	5,941	5,897	51,321	51,516	50,800

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

$ in millions

(unaudited)

	For the Three Months Ended		Year to Date
	September 2008	September 2007	September 2008	September 2007
Total shareholders’ equity, beginning	$10,754	$9,191	$9,161	$10,022
Net income (loss)	(56)	325	29	1,060
Other comprehensive income, net of tax:
Change in unrealized gains and (losses):
Available-for-sale securities	85	81	47	(30)
Qualifying cash flow hedges	7	13	15	7
Change in accumulated other comprehensive income related to employee benefit plans	1	1	4	4

Comprehensive income	37	420	95	1,041
Cash dividends declared:
Common stock	(87)	(224)	(408)	(680)
Preferred stock	(25)	—	(26)	(1)
Issuance of preferred stock	—	—	1,072	—
Stock-based awards exercised, including treasury shares issued	—	1	—	46
Stock-based compensation expense	15	11	43	46
Loans repaid (issued) related to exercise of stock-based awards, net	1	1	2	3
Change in corporate tax benefit related to stock-based compensation	—	1	(15)	4
Shares issued in an acquisition	—	—	770	—
Shares acquired for treasury	—	(110)	—	(1,084)
Impact of cumulative effect of change in accounting principle (a)	—	—	—	(98)
Other	1	2	2	(6)

Total shareholders’ equity, ending	$10,696	$9,293	$10,696	$9,293

(a)	2007 includes $96 million impact due to the adoption of FSP FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leverage Lease Transaction” on January 1, 2007 and $2 million impact due to the adoption of FIN No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109” on January 1, 2007.

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended			% Change
	September 2008	June 2008	September 2007	Seq	Yr/Yr
Assets
Interest-earning assets:
Commercial loans	$28,284	$28,557	$22,345	(1%)	27%
Commercial mortgage loans	13,257	12,590	11,117	5%	19%
Commercial construction loans	6,110	5,700	5,499	7%	11%
Commercial leases	3,642	3,747	3,700	(3%)	(2%)
Residential mortgage loans	10,711	11,244	10,396	(5%)	3%
Home equity	12,534	12,012	11,752	4%	7%
Automobile loans	8,303	8,439	10,865	(2%)	(24%)
Credit card	1,720	1,703	1,366	1%	26%
Other consumer loans and leases	1,211	1,220	1,203	(1%)	1%
Taxable securities	13,310	12,554	11,180	6%	19%
Tax exempt securities	315	364	490	(13%)	(36%)
Other short-term investments	890	445	499	100%	79%

Total interest-earning assets	100,287	98,575	90,412	2%	11%
Cash and due from banks	2,468	2,357	2,189	5%	13%
Other assets	13,683	12,370	10,330	11%	32%
Allowance for loan and lease losses	(1,654)	(1,204)	(800)	37%	107%

Total assets	$114,784	$112,098	$102,131	2%	12%

Liabilities
Interest-bearing liabilities:
Interest checking	$13,843	$14,396	$14,334	(4%)	(3%)
Savings	16,154	16,583	15,390	(3%)	5%
Money market	6,051	6,592	6,247	(8%)	(3%)
Foreign office	2,126	2,169	1,808	(2%)	18%
Other time	10,780	9,517	10,290	13%	5%
Certificates - $100,000 and over	11,623	8,143	6,062	43%	92%
Other foreign office	395	2,948	1,981	(87%)	(80%)
Federal funds purchased	1,013	3,643	4,322	(72%)	(77%)
Other short-term borrowings	9,613	5,623	3,285	71%	193%
Long-term debt	14,392	14,803	12,351	(3%)	17%

Total interest-bearing liabilities	85,990	84,417	76,070	2%	13%

Demand deposits	14,225	14,023	13,143	1%	8%
Other liabilities	3,726	4,029	3,594	(8%)	4%

Total liabilities	103,941	102,469	92,807	1%	12%
Shareholders’ equity	10,843	9,629	9,324	13%	16%

Total liabilities and shareholders’ equity	$114,784	$112,098	$102,131	2%	12%

Yield Analysis
Interest-earning assets:
Commercial loans	5.46%	5.04%	7.45%
Commercial mortgage loans	8.71%	5.93%	7.31%
Commercial construction loans	6.97%	5.44%	7.55%
Commercial leases	3.85%	-9.77%	4.23%
Residential mortgage loans	7.05%	6.10%	6.12%
Home equity	5.76%	5.61%	7.63%
Automobile loans	6.32%	6.23%	6.34%
Credit card	9.93%	9.28%	10.03%
Other consumer loans and leases	4.93%	4.97%	5.29%

Total loans and leases	6.41%	4.97%	6.99%
Taxable securities	4.81%	4.83%	5.00%
Tax exempt securities	7.38%	7.32%	7.17%
Other short-term investments	2.21%	2.12%	4.93%

Total interest-earning assets	6.16%	4.95%	6.73%
Interest-bearing liabilities:
Interest checking	0.78%	0.78%	2.14%
Savings	1.29%	1.16%	3.15%
Money market	1.67%	1.76%	4.35%
Foreign office	1.37%	1.42%	4.33%
Other time	3.31%	3.52%	4.61%
Certificates - $100,000 and over	2.97%	3.29%	5.11%
Other foreign office	1.83%	2.10%	5.12%
Federal funds purchased	1.78%	2.08%	5.15%
Other short-term borrowings	2.46%	2.15%	4.50%
Long-term debt	3.63%	3.85%	5.47%

Total interest-bearing liabilities	2.25%	2.23%	4.04%
Ratios:
Net interest margin (taxable equivalent)	4.24%	3.04%	3.34%
Net interest rate spread (taxable equivalent)	3.91%	2.72%	2.69%
Interest-bearing liabilities to interest-earning assets	85.74%	85.64%	84.14%

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	Year to Date		% Change
	September 2008	September 2007	Yr/Yr
Assets
Interest-earning assets:
Commercial loans	$27,821	$21,619	29%
Commercial mortgage loans	12,635	10,906	16%
Commercial construction loans	5,797	5,701	2%
Commercial leases	3,704	3,680	1%
Residential mortgage loans	11,216	10,255	9%
Home equity	12,132	11,902	2%
Automobile loans	9,092	10,551	(14%)
Credit card	1,694	1,213	40%
Other consumer loans and leases	1,211	1,232	(2%)
Taxable securities	12,477	11,054	13%
Tax exempt securities	360	511	(29%)
Other short-term investments	657	310	112%

Total interest-earning assets	98,796	88,934	11%
Cash and due from banks	2,354	2,224	6%
Other assets	12,847	10,333	24%
Allowance for loan and lease losses	(1,265)	(784)	61%

Total assets	$112,732	$100,707	12%

Liabilities
Interest-bearing liabilities:
Interest checking	$14,357	$14,964	(4%)
Savings	16,270	14,573	12%
Money market	6,511	6,289	4%
Foreign office	2,246	1,598	41%
Other time	10,395	10,700	(3%)
Certificates - $100,000 and over	8,545	6,416	33%
Other foreign office	2,394	1,032	132%
Federal funds purchased	3,297	3,462	(5%)
Other short-term borrowings	6,735	2,689	150%
Long-term debt	14,174	12,276	15%

Total interest-bearing liabilities	84,924	73,999	15%
Demand deposits	13,820	13,233	4%
Other liabilities	4,035	3,847	5%

Total liabilities	102,779	91,079	13%
Shareholders’ equity	9,953	9,628	3%

Total liabilities and shareholders’ equity	$112,732	$100,707	12%

Yield Analysis
Interest-earning assets:
Commercial loans	5.49%	7.47%
Commercial mortgage loans	7.02%	7.31%
Commercial construction loans	6.04%	7.67%
Commercial leases	-0.57%	4.29%
Residential mortgage loans	6.42%	6.13%
Home equity	5.94%	7.66%
Automobile loans	6.33%	6.26%
Credit card	9.46%	10.82%
Other consumer loans and leases	5.14%	5.29%

Total loans and leases	5.84%	7.01%
Taxable securities	4.92%	5.01%
Tax exempt securities	7.34%	7.32%
Other short-term investments	2.47%	5.17%

Total interest-earning assets	5.70%	6.76%
Interest-bearing liabilities:
Interest checking	1.00%	2.22%
Savings	1.42%	3.21%
Money market	2.08%	4.42%
Foreign office	1.79%	4.35%
Other time	3.72%	4.61%
Certificates - $100,000 and over	3.40%	5.14%
Other foreign office	2.69%	5.19%
Federal funds purchased	2.67%	5.24%
Other short-term borrowings	2.51%	4.41%
Long-term debt	3.97%	5.55%

Total interest-bearing liabilities	2.49%	4.06%
Ratios:
Net interest margin (taxable equivalent)	3.57%	3.38%
Net interest rate spread (taxable equivalent)	3.21%	2.70%
Interest-bearing liabilities to interest-earning assets	85.96%	83.21%

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended
	September 2008	June 2008	March 2008	December 2007	September 2007
Assets
Interest-earning assets:
Commercial loans	$28,284	$28,557	$26,617	$24,526	$22,345
Commercial mortgage loans	13,257	12,590	12,052	11,588	11,117
Commercial construction loans	6,110	5,700	5,577	5,544	5,499
Commercial leases	3,642	3,747	3,723	3,692	3,700
Residential mortgage loans	10,711	11,244	11,699	11,181	10,396
Home equity	12,534	12,012	11,846	11,843	11,752
Automobile loans	8,303	8,439	10,542	11,158	10,865
Credit card	1,720	1,703	1,660	1,461	1,366
Other consumer loans and leases	1,211	1,220	1,196	1,179	1,203
Taxable securities	13,310	12,554	11,560	11,360	11,180
Tax exempt securities	315	364	403	464	490
Other short-term investments	890	445	634	682	499

Total interest-earning assets	100,287	98,575	97,509	94,678	90,412
Cash and due from banks	2,468	2,357	2,236	2,424	2,189
Other assets	13,683	12,370	12,477	11,444	10,330
Allowance for loan and lease losses	(1,654)	(1,204)	(931)	(819)	(800)

Total assets	$114,784	$112,098	$111,291	$107,727	$102,131

Liabilities
Interest-bearing liabilities:
Interest checking	$13,843	$14,396	$14,836	$14,394	$14,334
Savings	16,154	16,583	16,075	15,616	15,390
Money market	6,051	6,592	6,896	6,363	6,247
Foreign office	2,126	2,169	2,443	2,249	1,808
Other time	10,780	9,517	10,884	11,011	10,290
Certificates - $100,000 and over	11,623	8,143	5,835	6,613	6,062
Other foreign office	395	2,948	3,861	2,464	1,981
Federal funds purchased	1,013	3,643	5,258	4,189	4,322
Other short-term borrowings	9,613	5,623	4,937	4,890	3,285
Long-term debt	14,392	14,803	13,328	13,188	12,351

Total interest-bearing liabilities	85,990	84,417	84,353	80,977	76,070
Demand deposits	14,225	14,023	13,208	13,345	13,143
Other liabilities	3,726	4,029	4,351	3,959	3,594

Total liabilities	103,941	102,469	101,912	98,281	92,807
Shareholders’ equity	10,843	9,629	9,379	9,446	9,324

Total liabilities and shareholders’ equity	$114,784	$112,098	$111,291	$107,727	$102,131

Yield Analysis
Interest-earning assets:
Commercial loans	5.46%	5.04%	5.99%	6.99%	7.45%
Commercial mortgage loans	8.71%	5.93%	6.28%	7.00%	7.31%
Commercial construction loans	6.97%	5.44%	5.64%	6.75%	7.55%
Commercial leases	3.85%	-9.77%	4.30%	4.26%	4.23%
Residential mortgage loans	7.05%	6.10%	6.14%	6.10%	6.12%
Home equity	5.76%	5.61%	6.46%	7.20%	7.63%
Automobile loans	6.32%	6.23%	6.41%	6.41%	6.34%
Credit card	9.93%	9.28%	9.15%	9.31%	10.03%
Other consumer loans and leases	4.93%	4.97%	5.52%	5.56%	5.29%

Total loans and leases	6.41%	4.97%	6.13%	6.70%	6.99%
Taxable securities	4.81%	4.83%	5.13%	5.29%	5.00%
Tax exempt securities	7.38%	7.32%	7.31%	7.20%	7.17%
Other short-term investments	2.21%	2.12%	3.08%	4.30%	4.93%

Total interest-earning assets	6.16%	4.95%	5.99%	6.52%	6.73%
Interest-bearing liabilities:
Interest checking	0.78%	0.78%	1.44%	1.91%	2.14%
Savings	1.29%	1.16%	1.81%	2.69%	3.15%
Money market	1.67%	1.76%	2.74%	3.80%	4.35%
Foreign office	1.37%	1.42%	2.48%	3.74%	4.33%
Other time	3.31%	3.52%	4.30%	4.53%	4.61%
Certificates - $100,000 and over	2.97%	3.29%	4.44%	4.88%	5.11%
Other foreign office	1.83%	2.10%	3.22%	4.57%	5.12%
Federal funds purchased	1.78%	2.08%	3.26%	4.55%	5.15%
Other short-term borrowings	2.46%	2.15%	3.02%	4.19%	4.50%
Long-term debt	3.63%	3.85%	4.48%	5.36%	5.47%

Total interest-bearing liabilities	2.25%	2.23%	2.99%	3.78%	4.04%
Ratios:
Net interest margin (taxable equivalent)	4.24%	3.04%	3.41%	3.29%	3.34%
Net interest rate spread (taxable equivalent)	3.91%	2.72%	3.00%	2.74%	2.69%
Interest-bearing liabilities to interest-earning assets	85.74%	85.64%	86.51%	85.53%	84.14%

Fifth Third Bancorp and Subsidiaries

Summary of Loans and Leases

$ in millions

(unaudited)

	For the Three Months Ended
	September 2008	June 2008	March 2008	December 2007	September 2007
Average Loans and Leases
Commercial:
Commercial loans	$28,284	$28,299	$25,367	$23,650	$22,183
Commercial mortgage loans	13,257	12,590	12,016	11,497	11,041
Commercial construction loans	6,110	5,700	5,577	5,544	5,499
Commercial leases	3,641	3,747	3,723	3,692	3,698

Subtotal - commercial	51,292	50,336	46,683	44,383	42,421
Consumer:
Residential mortgage loans	9,681	9,922	10,395	9,943	8,765
Home equity	12,534	12,012	11,846	11,843	11,752
Automobile loans	8,303	8,439	9,278	9,445	10,853
Credit card	1,720	1,703	1,660	1,461	1,366
Other consumer loans and leases	1,165	1,125	1,083	1,099	1,138

Subtotal - consumer	33,403	33,201	34,262	33,791	33,874

Total average loans and leases (excluding held for sale)	$84,695	$83,537	$80,945	$78,174	$76,295

Average loans held for sale	1,077	1,676	3,967	3,998	1,950
End of Period Loans and Leases
Commercial:
Commercial loans	$29,424	$28,958	$26,590	$24,813	$22,649
Commercial mortgage loans	13,355	13,394	12,155	11,862	11,090
Commercial construction loans	6,002	6,007	5,592	5,561	5,463
Commercial leases	3,642	3,647	3,727	3,737	3,710

Subtotal - commercial	52,423	52,006	48,064	45,973	42,912
Consumer:
Residential mortgage loans	9,351	9,866	9,873	10,540	9,057
Home equity	12,599	12,421	11,803	11,874	11,737
Automobile loans	8,306	8,362	8,394	9,201	10,006
Credit card	1,688	1,717	1,686	1,591	1,460
Other consumer loans and leases	1,131	1,152	1,066	1,074	1,082

Subtotal - consumer	33,075	33,518	32,822	34,280	33,342

Total portfolio loans and leases	$85,498	$85,524	$80,886	$80,253	$76,254

Loans held for sale	1,000	889	2,573	4,329	2,761
Operating lease equipment	369	364	317	353	283
Loans and Leases Serviced for Others (a):
Commercial loans	3,016	3,463	3,429	3,441	3,481
Commercial mortgage loans	290	279	250	260	203
Commercial construction loans	271	287	257	231	211
Commercial leases	167	174	182	179	174
Residential mortgage loans	39,777	38,740	36,487	34,475	33,109
Home equity	274	275	279	289	304
Automobile loans	2,138	2,358	2,619	—	—
Credit card	18	16	19	20	21
Other consumer loans and leases	8	5	20	17	17

Total loans and leases serviced for others	45,959	45,597	43,542	38,912	37,520

Total loans and leases serviced	$132,826	$132,374	$127,318	$123,847	$116,818

(a)	Fifth Third sells certain loans and leases and obtains servicing responsibilities

Fifth Third Bancorp and Subsidiaries

Regulatory Capital (a)

$ in millions

(unaudited)

	As of
	September 2008	June 2008	March 2008	December 2007	September 2007
Tier I capital:
Shareholders’ equity	$10,696	$10,754	$9,352	$9,161	$9,293
Goodwill and certain other intangibles	(3,728)	(3,774)	(2,571)	(2,590)	(2,299)
Unrealized (gains) losses	54	141	(23)	118	196
Qualifying trust preferred securities	2,763	2,763	2,302	2,303	1,390
Other	(50)	(55)	(67)	(68)	621

Total tier I capital	$9,735	$9,829	$8,993	$8,924	$9,201

Total risk-based capital:
Tier I capital	$9,735	$9,829	$8,993	$8,924	$9,201
Qualifying allowance for credit losses	1,420	1,429	1,327	1,051	926
Qualifying subordinated notes	2,824	2,773	2,884	1,758	1,697

Total risk-based capital	$13,979	$14,031	$13,204	$11,733	$11,824

Risk-weighted assets	$114,068	$115,481	$116,451	$115,529	$108,754
Ratios:
Average shareholders’ equity to average assets	9.45%	8.59%	8.43%	8.77%	9.13%
Regulatory capital:
Tier I capital	8.53%	8.51%	7.72%	7.72%	8.46%
Total risk-based capital	12.25%	12.15%	11.34%	10.16%	10.87%
Tier I leverage	8.77%	9.08%	8.28%	8.50%	9.23%

(a)	Current period regulatory capital data and ratios are estimated

Fifth Third Bancorp and Subsidiaries

Summary of Credit Loss Experience

$ in millions

(unaudited)

	For the Three Months Ended
	September 2008	June 2008	March 2008	December 2007	September 2007
Average loans and leases (excluding held for sale):
Commercial loans	$28,284	$28,299	$25,367	$23,650	$22,183
Commercial mortgage loans	13,257	12,590	12,016	11,497	11,041
Commercial construction loans	6,110	5,700	5,577	5,544	5,499
Commercial leases	3,641	3,747	3,723	3,692	3,698
Residential mortgage loans	9,681	9,922	10,395	9,943	8,765
Home equity	12,534	12,012	11,846	11,843	11,752
Automobile loans	8,303	8,439	9,278	9,445	10,853
Credit card	1,720	1,703	1,660	1,461	1,366
Other consumer loans and leases	1,165	1,125	1,083	1,099	1,138

Total average loans and leases (excluding held for sale)	$84,695	$83,537	$80,945	$78,174	$76,295

Losses charged off:
Commercial loans	$(89)	$(109)	$(39)	$(50)	$(24)
Commercial mortgage loans	(94)	(22)	(33)	(16)	(8)
Commercial construction loans	(88)	(49)	(72)	(12)	(5)
Commercial leases	—	—	—	—	—
Residential mortgage loans	(77)	(63)	(34)	(18)	(9)
Home equity	(58)	(57)	(42)	(35)	(29)
Automobile loans	(40)	(35)	(44)	(37)	(32)
Credit card	(25)	(23)	(21)	(17)	(14)
Other consumer loans and leases	(10)	(7)	(8)	(8)	(6)

Total losses	(481)	(365)	(293)	(193)	(127)
Recoveries of losses previously charged off:
Commercial loans	4	2	3	2	1
Commercial mortgage loans	—	1	—	1	—
Commercial construction loans	—	—	—	—	—
Commercial leases	—	—	—	—	—
Residential mortgage loans	—	—	—	—	—
Home equity	3	3	1	3	2
Automobile loans	8	9	9	7	7
Credit card	1	2	1	2	1
Other consumer loans and leases	2	4	3	4	1

Total recoveries	18	21	17	19	12
Net losses charged off:
Commercial loans	(85)	(107)	(36)	(48)	(23)
Commercial mortgage loans	(94)	(21)	(33)	(15)	(8)
Commercial construction loans	(88)	(49)	(72)	(12)	(5)
Commercial leases	—	—	—	—	—
Residential mortgage loans	(77)	(63)	(34)	(18)	(9)
Home equity	(55)	(54)	(41)	(32)	(27)
Automobile loans	(32)	(26)	(35)	(30)	(25)
Credit card	(24)	(21)	(20)	(15)	(13)
Other consumer loans and leases	(8)	(3)	(5)	(4)	(5)

Total net losses charged off	$(463)	$(344)	$(276)	$(174)	$(115)

Net charge-off Ratios:
Commercial loans	1.19%	1.52%	0.57%	0.80%	0.41%
Commercial mortgage loans	2.82%	0.66%	1.10%	0.52%	0.26%
Commercial construction loans	5.71%	3.46%	5.20%	0.83%	0.35%
Commercial leases	(0.03)%	(0.01)%	—	(0.01)%	(0.01)%
Residential mortgage loans	3.16%	2.57%	1.33%	0.72%	0.41%
Home equity	1.77%	1.83%	1.39%	1.10%	0.94%
Automobile loans	1.51%	1.21%	1.52%	1.27%	0.91%
Credit card	5.45%	4.93%	4.78%	3.91%	3.59%
Other consumer loans and leases	2.84%	1.31%	1.78%	1.86%	1.99%

Total net charge-off ratio	2.17%	1.66%	1.37%	0.89%	0.60%

Fifth Third Bancorp and Subsidiaries

Asset Quality

$ in millions

(unaudited)

	For the Three Months Ended
	September 2008	June 2008	March 2008	December 2007	September 2007
Allowance for Credit Losses
Allowance for loan and lease losses, beginning	$1,580	$1,205	$937	$827	$803
Total net losses charged off	(463)	(344)	(276)	(174)	(115)
Provision for loan and lease losses	941	719	544	284	139

Allowance for loan and lease losses, ending	$2,058	$1,580	$1,205	$937	$827
Reserve for unfunded commitments, beginning	$115	$103	$95	$79	$77
Provision for unfunded commitments	17	10	8	13	2
Acquisitions	—	2	—	3	—

Reserve for unfunded commitments, ending	$132	$115	$103	$95	$79

Components of allowance for credit losses:
Allowance for loan and lease losses	$2,058	$1,580	$1,205	$937	$827
Reserve for unfunded commitments	132	115	103	95	79

Total allowance for credit losses	$2,190	$1,695	$1,308	$1,032	$906

Nonperforming Assets and Delinquent Loans
Nonaccrual loans and leases (a)	$2,606	$1,988	$1,388	$893	$569
Other assets, including other real estate owned	222	212	204	171	137

Total nonperforming assets	$2,828	$2,200	$1,592	$1,064	$706

Ninety days past due loans and leases (b)	$671	$608	$539	$491	$360

Ratios
Net losses charged off as a percent of average loans and leases	2.17%	1.66%	1.37%	0.89%	0.60%
Allowance for loan and lease losses as a percent of loans and leases	2.41%	1.85%	1.49%	1.17%	1.08%
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned	3.30%	2.57%	1.96%	1.32%	0.92%

(a)	Includes $258 million of residential mortgage loans and $168 million of consumer debt restructurings as of September 30, 2008.

(b)	Includes $185 million of residential mortgage loans as of September 30, 2008.

Fifth Third Bancorp and Subsidiaries

Segment Presentation

$ in millions

(unaudited)

For the three months ended September 30, 2008	Commercial Banking	Branch Banking	Consumer Lending	Processing Solutions	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	502	442	141	1	46	(64)	1,068
Provision for loan and lease losses	(235)	(87)	(124)	(3)	(12)	(480)	(941)

Net interest income after provision for loan and lease losses	267	355	17	(2)	34	(544)	127
Total noninterest income	161	212	73	213	96	(38)	717
Total noninterest expense	(228)	(310)	(81)	(144)	(90)	(114)	(967)

Net income (loss) before taxes	200	257	9	67	40	(696)	(123)
Applicable income taxes (a)	(45)	(91)	(3)	(24)	(14)	244	67

Net income (loss)	155	166	6	43	26	(452)	(56)
Dividends on preferred stock	—	—	—	—	—	25	25

Net income (loss) available to common shareholders	155	166	6	43	26	(477)	(81)

For the three months ended June 30, 2008	Commercial Banking	Branch Banking	Consumer Lending	Processing Solutions	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	350	400	104	—	47	(157)	744
Provision for loan and lease losses	(156)	(75)	(104)	(3)	(5)	(376)	(719)

Net interest income after provision for loan and lease losses	194	325	—	(3)	42	(533)	25
Total noninterest income	158	212	85	216	101	(50)	722
Total noninterest expense	(216)	(308)	(87)	(141)	(99)	(7)	(858)

Net income (loss) before taxes	136	229	(2)	72	44	(590)	(111)
Applicable income taxes (a)	(22)	(81)	1	(25)	(16)	52	(91)

Net Income (loss)	114	148	(1)	47	28	(538)	(202)

For the three months ended March 31, 2008	Commercial Banking	Branch Banking	Consumer Lending	Processing Solutions	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	359	384	117	1	45	(80)	826
Provision for loan and lease losses	(126)	(64)	(77)	(3)	(6)	(268)	(544)

Net interest income after provision for loan and lease losses	233	320	40	(2)	39	(348)	282
Total noninterest income	160	191	112	198	102	101	864
Total noninterest expense	(222)	(296)	(90)	(136)	(95)	124	(715)

Net income before taxes	171	215	62	60	46	(123)	431
Applicable income taxes (a)	(36)	(76)	(22)	(21)	(16)	26	(145)

Net Income (loss)	135	139	40	39	30	(97)	286

For the three months ended December 31, 2007	Commercial Banking	Branch Banking	Consumer Lending	Processing Solutions	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	335	383	105	(3)	40	(75)	785
Provision for loan and lease losses	(57)	(58)	(55)	(2)	(3)	(109)	(284)

Net interest income after provision for loan and lease losses	278	325	50	(5)	37	(184)	501
Total noninterest income	161	208	42	202	100	(204)	509
Total noninterest expense	(211)	(292)	(64)	(135)	(97)	(141)	(940)

Net income before tax	228	241	28	62	40	(529)	70
Applicable income taxes (a)	(57)	(85)	(10)	(22)	(14)	134	(54)

Net Income (loss)	171	156	18	40	26	(395)	16

For the three months ended September 30, 2007	Commercial Banking	Branch Banking	Consumer Lending	Processing Solutions	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	330	374	97	(3)	39	(77)	760
Provision for loan and lease losses	(22)	(44)	(40)	(3)	(5)	(25)	(139)

Net interest income after provision for loan and lease losses	308	330	57	(6)	34	(102)	621
Total noninterest income	136	203	46	190	102	4	681
Total noninterest expense	(193)	(277)	(60)	(124)	(96)	(103)	(853)

Net income (loss) before taxes	251	256	43	60	40	(201)	449
Applicable income taxes (a)	(68)	(90)	(15)	(21)	(14)	84	(124)

Net income (loss)	183	166	28	39	26	(117)	325

(a)	Includes taxable equivalent adjustments of $5 million for the three months ended September 30, 2008 and $6 million for all other periods presented.